Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number: 333-275128
October 2023





EV Mobility

November 2023

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs and assumptions of the management team of EV Mobility, and on information currently available to such management team. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond EV Mobility's and its subsidiaries and affiliates' control. All statements, other than statements of historical fact, contained in this presentation, including statements regarding future events, future financial performance, business strategy and plans, and objectives of EV Mobility for future operations, are forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements of EV Mobility and the industry in which it operates to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on any forward-looking statement. EV Mobility undertakes no obligation to update or revise publicly any of the forward-looking statements after the date hereof to conform the statements to actual results or changed expectations.

Unless otherwise indicated, information contained in this presentation concerning EV Mobility's industry and the markets in which it operates, including its general expectations and market opportunity and market size, is based on information from various sources, including, but not limited to, independent industry publications. In presenting this information, EV Mobility has made assumptions based on such data and other similar sources, and on its knowledge of, and its experience to date. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. The industry in which EV Mobility operates is subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by EV Mobility.

Any offering of securities will only be made by means of a registration statement (including a prospectus) filed with the SEC, after such registration statement becomes effective. No such registration statement has become effective as of the date of this presentation. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

EV Mobility, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request if contacting WestPark Capital, Inc., telephone: 310-843-9300, or email: R@wcapital.com.

Offering Summary

Issuer	**EV Mobility, Inc.**
Type of offering	Initial Public Offering
Book Runner	WestPark Capital
Exchange	Cboe BZX Exchange (see page 20)
Reserved Symbol	EVMO
Shares Outstanding Pre-Offering	10,000,000
Expected Offering Size	1,750,000 Common Shares (“Shares”)
Estimated Public Offering Price	$4.00 to $6.00 Per Share
Use of Proceeds	• Acquisition and deployment of additional EVs • Charging station installations • Sales and marketing • Working capital and general corporate purposes

About

EV Mobility is a Mobility on Demand Service provider. We make sustainability focused transportation and a fleet of Teslas readily available to Multi-unit family residents and hotel guests. Our On Demand Teslas provides a resource for clean energy focused communities.

Mobility-as-a-Service (MaaS)

EV Mobility operates a Mobility-as-a-Service company, which serves the increasing needs in high density cities in the US. Through the MaaS model we provide urban mobility solutions to REITS, Property management and hospitality industries. The model is efficiency enhancing and focuses on transportation needs of residents and guests with less vehicles and more car sharing. Carshare reflects the most used mobility segment in and is one of the major needs for an urban lifestyle.



EV Mobility in any building

- Properties can offer tenants, customers, employees, or guests access to a Tesla on-demand
- EV Mobility will install the charging stations (as needed) and provide the vehicle
- On-demand support, insurance, cleaning, maintenance, and app usage are included at no extra cost
- Users can reserve and access the car with a mobile app, using a passcode provided and controlled by EV Mobility
- Revenues are split between the property owner - with enough usage creating a profit center for the property

Property owners have a choice of 2 options:

- Type 1
  - Pay a Monthly Fee of $1000/car
  - Receive 50% of Driver Revenue
- Type 2
  - No Monthly Membership Fee
  - EV Mobility retains 100% of Revenue
  - Receive 20% of Driver Revenue after the first $1000 OF Rev

What's Included

Electric Vehicle Charging Stations

Each EV has a fast-charging station installed into a dedicated parking spot in the property's vicinity

Insurance

Basic vehicle insurance for drivers, and liability insurance for the property



Electric Vehicles (EVs)

Properties get dedicated EVs from our fleet of Tesla and other electric vehicles

Mobile App

An easy to use, for your residents and guests to reserve and operate the EVs

Customer Support

Properties and drivers can reach out to customer support through the app, phone or email – 7 days per week

Vehicle maintenance

Regular maintenance, sanitation, and cleaning are provided by the service at no extra cost

Data and Management Platform

Property managers can view usage data and manage access to the vehicles

How it works

Building has dedicated Tesla's available for residents / guests to use anytime

Vehicles have dedicated parking spots with installed charging stations

Guest or resident uses EV mobility app to reserve a car

EV Mobility control access to the vehicles by maintaining a list of residents/guests and administering access codes

User can operate the car On Demand 24/7

The app is used to unlock, start, and operate the vehicle.

EV Mobility takes care of everything

Cleaning, vehicle maintenance, and insurance are all included – as well as the charging station set up, and customer support

EV Mobility's Value Proposition

Property Owners can…

- Enhance the value of their property and attract residents and guests by offering Tesla's to use as an amenity
- Improve resident retention by offering access to convenient, low-cost, zero-emission transportation
- Reduce parking by eliminating the need for each residence to have a car
- Generate additional revenue from residents and guests
- Improve building's sustainability with cleaner air quality and reduced emissions
- Benefit from tax credits and rebates for implementing EV

Residents or Guests of participating properties can…

- Access transportation on-demand from their property at a very low-cost
- Enjoy the convenience of having a car without the hassle of insurance, maintenance, and cleaning
- Eliminate personal carbon footprint by using green transportation
- Enhance their personal image by driving a Tesla when they need it

Our EV Partners (Tesla) can…

- Leverage EV Mobility properties as a channel to 'test drive' without a show room
- EV Mobility provides Tesla with additional locations for charging network
- Benefit from the free advertisement of drivers using a Tesla on the roads
- Reach potential future customers – EV Mobility can provide an avenue for potential Tesla customers to try the product

EV Carsharing App


Locations
The Pinnacle at Nob Hill
899 Pine st, San Francisco, 94108
1 Vehicle
Astral estate
2635 Astral Dr, Los Angeles, 90046
1 Vehicle
Office Estate
1 Vehicle

Technology enables engine start, stop, lock and unlock of the vehicle


Booking Detail
Look for vehicle with this license plate
8WNA184
Astral estate
2635 Astral Dr, Los Angeles, 90046
Rental Rate Details
You will get free 60 minutes of ride
Reserve
Rent


Reservation
8WNA184
Are you sure want to Rent?
No
Yes
00:29:48
Rent
Cancel

App-based functionality that monitors charge and range

Seamless lifecycle of the car share experience


8WNA184
Astral estate
2635 Astral Dr, Los Angeles, 90046
00:58:29
Click here to navigate back
Registration
Insurance
Driver Claim


End Rental
Confirm the following
I have all of my personal belongings
I have cleaned up the car
I have plugged the car in to the charger
Great! One last thing. Any new damage?
Yes
No
Lock and End Rental

EV Mobility

Admin Management Dashboard


Mobility
Dashboard
Admin Users
Users
Valets
Vehicle Owner
Property Owner
Properties
Vehicles
Maintenance
Penalty
Bookings
User Feedback
Transactions
Finance
Referral
Fee Management
All
EV ADMIN
Rental Statistics
Sep 23
Ongoing
3
Completed
335
Dropped
17
Cancelled
100
Package Sales
Sep 23
Day
49
Silver
5
Gold
1
Platinum
3
Users on Property
4061
Properties
35
Vehicles
42
Total Users
7214
Completed Users
4688
Incomplete users
2526
Active Users (Apt.)
1810
Rented Users (Apt.)
847
Non-Rented Users (Apt.)
963
Active Users (Hotel)
2058
Rented Users (Hotel)
569
Non-Rented Users (Hotel)
1489
Earnings and Payouts
Date Range
50000
40000
30000
20000
10000
0
Oct22
Nov22
Dec22
Jan23
Feb23
Mar23
Apr23
May23
Jun23
Jul23
Aug23
Sep23
Total Earnings($)
Admin Earnings($)
Owner Earnings($)
Offline and Sleep Vehicles
Car Info
Property
Status
Tesla Model 3
-/-
Offline
Tesla Model 3
Atelier Apartments/L#001
Asleep
Tesla Model 3
The Logan/L#002
Asleep
Tesla Model 3
Chorus /L#002
Asleep
Tesla Model 3
Austin Proper /L#001
Asleep
Package Sold Count
Date Range
Vehicle

The Admin Dashboard allows EV Mobility to track activity across all properties and vehicles

Mobility

Owner Management Dashboard

Property Owners can track activity, usage, revenue, and much much more by building or building group.


Mobility
Dashboard
Account
Manager
Property
Rentals
Payable receivable
Tenants
Dashboard
Alex Froimzon
alex@alignresidential.com
The Angelene
Total Vehicles
2
Total Tenants
34
Total Managers
0
Rental Statistics
Ongoing
0
Completed
21
Dropped
1
Cancelled
5
Rental Success Ratio
Vehicle Utilization Per User
Vehicle Revenue Generated
Tesla Model 3
$335.75
$735.85
Property Revenue Generated
Last Month
This Month
Recent 5 Bookings
09/24/2021
09/21/2021

EV Mobility

Properties

-Since launching in March of 2021, EV Mobility has developed technology and easy to use App. Installed charging stations and made vehicles available in Hotels, Apartment Complexes, across the country.
-EV Mobility has successfully signed up various property owner groups and launched into some of the best properties in in the country.

Sample of Property owner Groups and building that have partnered with EVMobility:

- Marriott
- Brookfield
- Goldrich Kest
- Sentral
- Kor Group
- WestGate

•With our current agreements and those in the pipeline, we have the potential to expand our access nationally

-Marriot portfolio 8500 Properties
-Kor group portfolio 21 High End properties
-Westgate portfolio 27 Properties with a total of 14,000 villas
-Align/Sentral portfolio 40 Properties
-Goldrich Kest portfolio 124 properties
-In San Francisco one of only 4 certified Carshare provider under section 166


The Pinnacle at Nob Hill
W SOUTH BEACH
Bayside Village Apartments
Vantage Pointe
The Village Residences
ANGELENE
The Angelene

EV Mobility


Seattle
Oakland
San Fransicso
Denver
Los Angeles
San Diego
Philadelphia
Nashville
Austin
Miami

Growth and expansion.


Exit
EV Mobility
EV Mobility
ENJOY THE CONVENIENCE OF USING A TESLA WHEN YOU NEED TO GO ANYWHERE
EV Mobility


RENT A TESLA
RENT BY THE HOUR
RENT BY THE DAY
NORTH PARKING GARAGE


HOTEL 1000






CHANGING OUR PLANET FOR THE BETTER
THE FUTURE IS NOW
THE ULTIMATE AMENITY TO ATTRACT MORE TENANTS
EV Mobility

Resources and Partnerships

Tesla's partnership Includes

- Priority Delivery ahead most orders
- Drop ship Tesla's at any location
- Government grants and incentives management
- EV Mobility gets Tesla's install list of building

Autonomy's partnership Includes

- Asset Light Model
- Low-cost acquisition cost and payments
- Shorter term lease

Coil Electric Partnership Includes

- Lower cost of installation
- National Footpront

-Partnership with Tesla and Autonomy were able to order the cars we need.

-Coil we are able install nationally to get installation down to one week.

Partners

TESLA

Autonomy

COIL ELECTRIC

Premier Service provider for TESLA
Charging Stations | Installation | Support

Focus on sustainability

A REDUCTION IN ICE VEHICLE MILES RESULTS IN REDUCING GREENHOUSE GAS EMISSION"

PERFORMANCE

- We partner with world class brands that are setting new standards in sustainability
- We're working to advance the sustainability performance of REITs, property management and hospitality brands by bringing an On Demand Tesla service offering (MaaS).
- Our commitment to the climate is central to our mission for providing a zero-emission transportation amenity
- We are reinventing the transition towards clean transportation solutions. For those aiming to power their projects sustainably while enhancing their environmental responsibility, EV Mobility Tesla amenity is an excellent addition to a portfolio of amenities. The best way to get engagement in green living guides starts with offering sustainability focused amenities.

GREEN BUILDING PRACTICES

Green Building practices lower carbon emissions and are critical to advancing climate change and meeting ESG performance. EV Mobility brings ESG scores higher and delivers a zero emission transportation model that is a necessary component of Green Building practices.

ENVIRONMENTAL IMPACT

EV Mobility makes a significant Contribution to Scope 3 emissions associated with downstream leased assets The carbon emissions associated with tenant use.

ZERO EMISSION CONTRIBUTIONS

- Reduction of ICE vehicle miles
- Decrease the number of privately owned cars
- Reduction of parking demands
- Minimize congestion in neighborhoods
- Reduction in CO2 emissions

The future is a quiet noise free neighborhood where zero emission vehicles reside.

Management Team

Management Team



Ramy El-Batrawi, Director
- 35 years experience building businesses and driving growth.
- He has acted as founder and CEO of EV Mobility, Inc. since 2021.
- Mr El-Batrawi has a proven track record of strategic planning, deal structuring, high-level negotiations, and executive leadership.



Laurie DiGiovanni, COO
- 35 years experience in the automotive industry.
- From 2012-2015, she held marketing and operating executive positions at Beverly Hills Rent A Car & Executive Transportation.
- Founder of the Association for Finance & Insurance Professionals.
- She was the former Director of Training for CarsDirect.com.



Ara Haddadian, CFO
- Since 2009, he has been the sole proprietor of Ara Haddadian CPA
- Prior to then, from 1998 through 2009, Mr.; Haddadian worked as a senior tax manager and supervisor for several accounting firms.
- He holds a Bachelor of Arts in quantitative economics and decision sciences from the University of California, San Diego, and a Masters of Science in Accountancy from California State University Northridge.

Independent Directors

Isaac Deutsch

He is the co-founder and owner of &Pup, a company founded in 2023, supervises multiple business entities. From 2020 to early 2023, he served as both head of real estate and of studio at Reef Technologies, a real estate networking company. in 2014 he co-founded WaiveCar, a company that created the first car-sharing platform sponsored by ads. WaiveCar was acquired by Reef Technologies in 2020.

Marco Marinucci

Mr. Marinucci is the managing member of HELLA Ventures LLC, which he founded in 2016, a multi-stage venture capital fund focusing on mobility, transportation and robotics. From 2014 to 2016, he was program manager, business development, at HELLA US and from 2010 to 2014 he was program manager, business development, for HELLA HQ Mr. Marinucci holds a Bachelor of Science in Electrical Engineering from Baden-Wurttemberg Cooperative State University (DHBW), and a Masters in Business Administration (Venture Capital) from the University of Hamburg.

Jeffrey Guzy

Mr. Guzy has also served as a director of PureBase Corporation (OTC: PUBC) , Leatt Corporation (OTC:LEAT) , Capstone Companies (OTC:CAPC) .Brownie's Marine Group Inc. (OTC:BWMG) and Life on Earth, Inc. (OTC:LFER) since 2019. Held executive positions at several large international companies, including Loral Space, Sprint International, Verizon and IBM. Mr. Guzy received an MBA from the Wharton School of Business at the University of Pennsylvania, an MS in Systems Engineering from the University of Pennsylvania, and a BS in Electrical Engineering from Pennsylvania State University.

Financials

Revenues on rentals for the twelve months ended December 31, 2022 were $258,222, an increase of $219,681, or 569.9%, compared to revenue for the period ended December 31, 2021 of $38,541.

Revenues on rentals for the nine months ended September 30, 2023 were $395,349, an increase of $249,852, or 171.7%, compared to revenue for the nine months ended September 30, 2022 of $145,497

	Year Ended December 31,		Nine Months Ended September 30,	
	2022	2021	2023	2022
Rental Revenues	$ 258,222	38,541	$ 395,349	145,497
Cost of Revenue*	634,509	249,835	281,560	552,359
***Includes Vehicle Depreciation**				
Gross profit (deficit)	(376,287)	(211,294)	113,789	(417,568)
Operating income (expenses)				
Selling and marketing expenses	(242,590)	-	(92,389)	(230,160)
Gain on sale of vehicles	3,026,278	-	(50,705)	3,026,278
General and administrative expenses	(1,229,606)	(351,990)	(798,658)	(633,907)
Total operating income (expenses)	1,554,082	(351,990)	(941,752)	2,162,211
Income (loss) from operations	1,177,795	(563,284)	(827,963)	1,751,913
Income (Loss) before provision for income taxes	1,177,795	(563,284)	(815,429)	1,754,249
Provision for income taxes	-	-	-	-
Net Income (loss)	$ 1,177,795	$ (563,284)	(815,429)	1,754,249

EV Mobility

Investment Highlights

Early Mover Advantage

- In 2021, the Company identified a demand in the mobility space
- EVMs technology solutions and programs uniquely positioned EVM as an industry leader
- Key Property relationships: Coil, Tesla, and Autonomy relationship

Large & Growing Market

- There are Millions of hotels and apartment buildings needing a mobility solution as an amenity.
- Creates a massive opportunity within the Mobility services segment especially Electric Vehicles.

Cars: Unit Economics

- Ability to add cars has led to straight-line revenue growth
- Strong per unit economics bolstering revenue growth and scalability:
- $2000 target revenue/car/Mo
- Target cash contributions / car of 75%

Experienced Management Team

- Strong management team possessing over 100+ years of experience in technology, transportation, and finance
- Independent directors with vast experience & success across multiple industries

EV Mobility

Cboe

A Global Exchange & Market Infrastructure Operator

Cboe

Cboe operates a trusted, inclusive global marketplace,
providing leading exchange platforms, products, technology and data solutions
that enable international investors to define their financial future.

Over $60 Bn
Average $USD value traded on Cboe's U.S. & Canadian Equities exchanges daily

26
Markets and exchanges across 4 asset classes, enabling international investor reach

60+
Listed companies hailing from the Purpose-Driven Innovation Economy

3rd
The 3rd largest equities exchange in the US and Canada with international liquidity, access and support

1,900+
Listed ETFs and structured products from the world's largest asset managers and financial institutions

More
More connectivity.
More support.
More liquidity.
More data.

Data Source: Cboe. Trading Statistics are through Q3 2023.


iShares


Cboe


Cboe
Listed
VanEck
Cboe
Listed



EV Mobility

Underwriter

WESTPARK CAPITAL
INVESTMENT BANKING

1800 Century Park East, Suite 220,
Los Angeles, CA 90067

www.wcapital.com.com

Syndicate@wpcapital.com

EV Mobility

EV Mobility

Thank you.

